LICENSE AGREEMENT

ON THE TRANSFER OF A GENERAL, EXCLUSIVE, UNLIMITED, IRREVOCABLE AND PERPETUAL LICENSE TO USE THE TECHNOLOGY, KNOW-HOW, DEVELOPMENT AND TECHNICAL KNOWLEDGE

For Industrial And Commercial Applications Of The Complex “Tor Technology” And Utility Model “Tornado” In The Project TITAN+ Materials Science And Production Of Micro- And Nano-Structured Micropowders For Laser (3d-Printing, Am-Technology), Powder And Plasma Metallurgy

This Agreement is entered into as of April 12, 2019, (the “Effective Date”), by and between TORtec Forschungsinstitut GmbH, a limited liability company organized under the laws of Switzerland, (“Licensor”) and TORtec TITAN+, a corporation organized in the United States under the laws of the State of Wyoming (the “Licensee”). Licensor or Licensee may be referred to individually herein as a “Party” and collectively herein as the “Parties.”

RECITALS

WHEREAS, Licensor owns certain proprietary information, property rights, technology and trademarks relating to materials grinding, separation and synthesis with related commercial processes and applications for various materials;

WHEREAS, the Parties desire to pursue the worldwide development and commercialization of the Licensor’s TOR-technology, products and applications on the terms set forth in this Agreement.

NOW THEREFORE, the Parties hereby agree as follows:

1.

Certain Definitions. For purposes of this Agreement and except as otherwise specifically set forth herein, the following terms shall have the following meanings:

 “Affiliate” of a party shall mean an entity directly or indirectly controlling, controlled by or under common control with that party where control means the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority, as of the date of this Agreement or hereafter during the term of this Agreement; and the terms “controlling” and “controlled” have meaning correlative to the foregoing; provided that such entity shall be considered an Affiliate only for the time during which such control exists.

“Applications” means the product and service applications that can be exploited utilizing the Technology or Products existing as of the date of this Agreement as set forth in Exhibit A and such other product and service applications thereafter developed by either the Licensor or Licensee during the term of this Agreement.

“Arbitration” shall mean arbitration as described in Section 16.

“Disclosing Party” shall mean a party that is disclosing Proprietary Information under this Agreement, regardless of whether such Proprietary Information is being provided directly by such party, by a representative of the party, or by any other person that has an obligation of confidentiality with respect to the Proprietary Information being disclosed.

“Net Income” means revenue earned minus each of the following: cost of revenue earned, selling,

general and administrative expense, other income or expense including depreciation, amortization, interest and taxes determined in accordance with U.S. generally accepted accounting principles, consistently applied to fairly present the results of operations for the relevant period.

“Product(s)” shall mean any TORtec Products or Synthesis Products.

“Proprietary Information” of a Disclosing Party shall mean the following, to the extent previously, currently or subsequently disclosed to the other party hereunder or otherwise: information relating to Technology, Products or Applications, the properties, composition or structure thereof or the manufacture or processing thereof or machines therefor or to the Disclosing Party’s business (including, without limitation, reagents, computer programs, algorithms, names and expertise of employees and consultants, know-how, formulas, specifications, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information). In particular, but without limitation, Technology and improvements made by or for Licensor thereto shall be considered Proprietary Information of Licensor.

“Proprietary Rights” shall mean patent rights, know-how, copyrights, mask work rights, trade secret rights and all other intellectual and industrial property rights of any sort including, without limitation, all new or useful art, combinations, formulae, manufacturing techniques, technical developments, applications, data, and research results pertaining to the Technology, Products or Applications.

“Receiving Party” shall mean a party hereto that receives Proprietary Information of the other party.

“Representatives” shall mean the respective directors, officers, employees, financial advisors, accountants, attorneys, agents, and consultants of a party.

“Synthesis Products” means any machinery, material, equipment, process or system (including hardware and software) utilizing all or any part of the Synthesis Technology.

“Synthesis Technology” means inventions (whether or not patentable), ideas (whether or not protected or protectable under trade secret laws), designs, processes, formulas, algorithms and know-how, technical data, research owned or controlled by Licensor and used by it as of the date of this Agreement, or hereafter during the term of this Agreement, that are necessary or useful to synthesize super-hard materials or make or use Synthesis Product or Application.

“Technology” shall mean all or any part of the TOR-technology, the Synthesis Technology or any technology pertaining to any Application that utilizes all or any part of the TOR- technology or the Synthesis Technology.

“Territory” shall mean the entire world.

“TOR-technology” means inventions (whether or not patentable), ideas (whether or not protected or protectable under trade secret laws), designs, processes, formulas, algorithms and know-how, technical data, research owned or controlled by Licensor and used by it as of the date of this Agreement, or hereafter during the term of this Agreement, that are necessary or useful to create one or more mechanisms utilizing vortex (gas-dynamic) resonance technologies to (i) grind or disintegrate substances; (ii) separate or classify substances; (iii) produce nonthermal mechanoactivation and mechanochemical synthesis or nanostructuring of materials; or (iv) make or use any TORtec Product or Application including the Appendix and Exhibits A through C.

“TORtec Product(s)” means any machinery, equipment, process or system (including hardware and software) utilizing all or any portion of the TOR-technology.

“Trademarks” shall mean any and all trademarks, service marks, trade names, corporate names, logos, trade dress, domain names or any other indicator of source or origin pertaining to the Technology, Product or Application.

2.

License Grant.

2.1

Licensor hereby grants Licensee an exclusive, perpetual, irrevocable, unrestricted, license within the Territory to (i) use and exploit the Technology; (ii) design, develop, have manufactured and remanufactured, use, exploit, promote, distribute, test, or service Products; and (iii) design, develop, have manufactured and remanufactured, use, exploit, promote, distribute, test, or service Applications.

2.2

Licensee’s license is exclusive even as against Licensor for the purpose stated in Section 2.1; production under the license is authorized and will take place in the Territory at such locations and by such parties as determined by Licensee. Licensee may extend the licenses granted above to its Affiliates and sublicensees, provided that all such Affiliates or sublicensees become bound in writing (for Licensor’s benefit) to Licensee’s obligations under this Agreement, that Licensee assumes full responsibility for compliance by such Affiliates and sublicensees with such obligations and that all payments and reports from Affiliates and sublicensees will be made through Licensee together with Licensee’s payments and reports. Licensee further agrees that in any licenses granted to sublicensees, a reasonable initial set-up fee will be paid by sublicensees to Licensee and further transferred to the Licensor for the preparation, testing of materials, transfer of any documentation, designs, drawings or other efforts to apply the Technology the specific application of sublicensees.

3.

Licensor Representations.

3.1

Licensor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to enter into this Agreement and perform all its obligations under this Agreement.

3.2

Licensor is not required to give and notice to or obtain any consent from any person in connection with the execution and performance of this Agreement. The execution and delivery of this Agreement and the performance contemplated by this Agreement will not, directly or indirectly (with or without notice or lapse of time) breach any governing documents of Licensor, resolution of its board of directors or any other contract or agreement to which Licensor is a party.

3.3

Licensor owns good and marketable title, rights and interest in the Technology, Products and Applications free and clear of any encumbrances and as required to allow the Licensee to use and exploit the License granted in the Territory under this Agreement. The Technology, Products and Applications do not infringe any patent and to Licensor’s knowledge there is no potentially interfering patent or patent application of any third party.

3.4

This Agreement constitutes the legal, valid and binding obligation of the Licensor enforceable against it in accordance with its terms.

3.5

Licensor does not have knowledge of any fact that has specific application to the Technology, Products or Applications (other than general economic or industry conditions) that may materially adversely affect the Licensee’s ability to use or exploit the license granted by this Agreement that has not been disclosed to the Licensee in writing.

4.

Transfer of Technology. To carry on the physical transfer of Technology from

Licensor to Licensee, Licensor shall disclose to Licensee, as soon as reasonably practicable after Licensor delivers to Licensee the effective date of this Agreement, Technology in tangible form (including but not limited to those items described in the attached Appendix and Exhibits A through C or other information regarding the Products and Applications) as would be reasonably necessary for a person skilled in the mechanical arts and sciences to produce the Products and Applications described in Exhibit A. The Parties understand and agree that for a full-fledged application of TOR-technology in the world, it is necessary to finance a plant for the manufacture of specialized TOR-technology installations.

5.

Improvements. Any Licensor modification or improvement (including those made for Licensor by employees or contractors) to or on the Technology, Product or Application licensed to Licensee made before the termination of this Agreement shall be included in the license without additional charge to Licensee. In addition, Licensee will promptly disclose and hereby grants back to Licensor a worldwide, royalty-free, non-exclusive, license to fully exploit any modifications or improvements made by or for Licensee during the same period to or on the Technology (the foregoing shall be deemed to include, without limitation, (A) any patent covering an invention the manufacture, use or sale of which would be covered by or within the scope of a claim of a patent licensed to Licensee hereunder and (B) any patent that (alone or together with others) tends to define, describe or surround any part of the Technology or any invention claimed in a patent licensed to Licensee hereunder) and Licensee shall not license to third parties the modifications or improvements derived from or based on any Licensor Proprietary Information. The parties agree to promptly disclose modifications and improvements. To assist in the transfer of modifications and improvements, each party will be entitled to have a development engineer observe the operations of the other related to the subject matter of the licenses for up to one month per year during the same period stated above.

6.

Marketing Efforts. Licensee will use reasonable commercial efforts to produce, deploy and exploit Products and Applications under the license granted in this Agreement on such terms and conditions and in such ventures as determined reasonable by the Licensee. As part of such efforts, but without limitation, Licensee will spend the money, dedicate the people and resources and perform the business development, promotional and other activities specified in the Appendix.

Except to the extent otherwise decided by Licensor, all promotional materials, Products, and Product packaging will include (in easily readable, non-obscured type that is of reasonable size in light of the other names and notices) the mark “TORtec” a legend that Licensor owns such mark and any reasonable proprietary markings and notices of Licensor, as provided by Licensor in writing. Use of such mark and any related goodwill will inure to Licensor’s benefit. Licensor will have the right of prior approval with respect to any promotional materials, packaging or statements regarding a Product or the mark “TORtec” and the right to make quality inspections of Licensee’s plants manufacturing Products or producing or operating Applications. Licensee will market and distribute the Products on their own merits and not in a manner intended to promote other products or services.

7.

Initial Product Purchase; Royalties; Audit.

7.1

Licensee shall pay Licensor the sum of €30,000 on or before the execution of this Agreement as a one-time license fee for this License.

7.2

For ease of recordkeeping and auditing and for the mutual convenience of the parties during each year of the term of this Agreement, Licensee will pay a Net Income royalty to Licensor. The royalty rate shall be 10% of Licensee’s Net Income in any calendar year. There will be no guaranteed minimum royalty amount. The royalties shall be determined on a fiscal quarter basis and shall be paid within 45 days after the end of the Licensee fiscal quarter. In the event Licensee fails to pay Licensor the minimum royalty as required for a year, the license granted hereunder to

Licensee shall become nonexclusive thereafter.

7.3

Licensee and its Affiliates shall keep and maintain detailed and accurate books and records in accordance with United States generally accepted accounting principles. An internationally known independent certified public accounting firm selected by Licensor (who shall be reasonably acceptable to Licensee and bound in confidence not to disclose any information except to inform Licensor of discrepancies) shall be entitled to review and audit such books and records and/or compliance with Section 9 from time to time, but no more than once per year, during normal business hours upon reasonable notice to Licensee and at Licensor’s expense; provided that Licensee will bear any such expense if the review or audit shows an underpayment of more than 10% for the applicable period.

8.

No Restriction on Competition; Nonsolicitation. Nothing in this Agreement shall be deemed to prohibit Licensee from developing, making, using, marketing or otherwise distributing or promoting products competitive with Products produced hereunder, provided that Licensee does not breach any provision of Section 9 or disparage the Products produced hereunder in doing so. However, so long as Licensor is required to provide improvements of the Technology to Licensee under this Agreement and for one year thereafter, neither party will solicit any employee or consultant of the other to leave the employ of the other; the foregoing does not prohibit mass media “want ads” not specifically directed towards employees or consultants of a party.

9.

Confidentiality. Each party recognizes the importance to the other of the other’s Proprietary Information. In particular Licensee recognizes that the Technology and other of Licensor’s Proprietary Information (and the confidential nature thereof) are critical to the business of Licensor and that Licensor would not enter into this Agreement without assurance that such technology and information and the value thereof will be protected as provided in this Section 10 and elsewhere in this Agreement.

Accordingly, each party agrees as follows:

9.1

The Receiving Party agrees (i) to hold the Disclosing Party’s Proprietary Information in confidence and to take reasonable precautions to protect such Proprietary Information (including, without limitation, all precautions the Receiving Party employs with respect to its confidential materials), (ii) not to divulge (except pursuant to a sublicense expressly authorized in this Agreement) any such Proprietary Information or any information derived therefrom to any third person, (iii) not to make any use whatsoever at any time of such Proprietary Information except as expressly authorized in this Agreement, and (iv) not to remove or export from the United States or re-export any such Proprietary Information or any direct product thereof (e.g., Products by whomever made) except in compliance with and with all licenses and approvals required under applicable U.S. and foreign export laws and regulations, including without limitation, those of the U.S. Department of Commerce. Any employee given access to any such Proprietary Information must have a legitimate “need to know” and shall be similarly bound in writing. Without granting any right or license, the Disclosing Party agrees that the foregoing clauses (i), (ii) and (iii) shall not apply with respect to information the Receiving Party can document (i) is  in or (through no improper action or inaction by the Receiving Party or any Affiliate, agent or employee) enters the public domain (and is readily available without substantial effort), or (ii) was rightfully in its possession or known by it prior to receipt from the Disclosing Party, or (iii) was rightfully disclosed to it by another person without restriction, or (iv) was independently developed by it by persons without access to such information and without use of any  Proprietary Information of the Disclosing Party. The Receiving Party must promptly notify the Disclosing Party of any information it believes comes within any circumstance listed in the immediately preceding sentence and will bear the burden of proving the existence of any such circumstance by clear and convincing evidence. Each party’s obligations under this Section 9.1 (except under clause (iv) of the first sentence) shall terminate five (5) years after the date of this Agreement.

9.2

Immediately upon termination of the Receiving Party’s license under Section 13, the Receiving Party will turn over to the Disclosing Party all Proprietary Information of the Disclosing Party and all documents or media containing any such Proprietary Information and any and all copies or extracts thereof.

9.3

The Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party’s Proprietary Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the Receiving Party or third parties to unfairly compete with the Disclosing Party resulting in irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to appropriate equitable relief (without the posting of any bond)  in addition to whatever remedies it might have at law and to be indemnified by the Receiving Party from any loss or harm, including, without limitation, lost profits and attorney’s fees, in connection with any breach or enforcement of the Receiving Party’s obligations hereunder or the unauthorized use or release of any such Proprietary Information. The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach.

10.

Patent Matters.

10.1

Licensor retains the sole right and discretion, but not obligation, to file and prosecute patent applications and maintain patents in the Territory relating to the Technology or any improvements made by Licensor. At Licensee’s request while Licensee remains an exclusive licensee hereunder, Licensor will discuss its decisions on these matters with Licensee, but Licensee will not attempt to file or prosecute any such patent applications or maintain any such patent (i) except as Licensor may, at its sole discretion, approve in writing and (ii) except that Licensee may continue maintenance of licensed patents issued in the Territory if Licensor elects not to do so.

Any improvements to Technology (whether or not patentable or copyrightable) that either party develops shall be owned solely by such party. Such party shall have the right, at its own expense and solely in its own name, to apply for, prosecute and defend its Proprietary Rights with respect thereto. Licensor’s existing relevant patents and patent applications in the Territory are listed on Exhibit C. Licensee agrees to place on all Products in a proper manner all reasonable patent and patent application markings requested by Licensor.

10.2

If Licensee becomes aware of any product or activity of any third party that involves infringement or violation of any Licensor patent or other Proprietary Right in the Territory, then Licensee shall promptly notify Licensor in writing of such infringement or violation. Licensor may in its discretion take or not take whatever action it believes is appropriate; if Licensor elects to take action, Licensee will fully cooperate therewith at Licensor’s expense, including joining as a party, if necessary.

If Licensor does not, within 90 days after receipt of such a notice of a patent infringement within the scope of the then remaining exclusivity of Licensee’s license hereunder, commence action directed toward restraining or enjoining such patent infringement, Licensee, so long as such exclusivity remains in effect, may take such legally permissible action as it deems necessary or appropriate to enforce Licensor’s patent rights and restrain such infringement.

Licensor agrees to cooperate reasonably in any such action Licensee initiates or wishes to initiate, including, without limitation, supplying essential documentary evidence and making essential witnesses then in Licensor’s employment available. As part of such cooperation, Licensee may join or include Licensor as a party, if the need arises, although such joinder or inclusion shall be entirely at Licensee’s expense. Licensee will indemnify Licensor for any third- party damages, as well as Licensor’s expenses, costs and attorneys’ fees, in connection with Licensee’s actions under this Section 10.2. Nothing in this Section 10.2 allows Licensee or requires Licensor to disclose Proprietary Information of Licensor.

If Licensor initiates and prosecutes any such an action under this Section 10.2, all legal expense (including court costs and attorneys’ fees) shall be borne by Licensor and Licensor shall be entitled to all amounts awarded by way of judgment, settlement or compromise. Similarly, if Licensee initiates and prosecutes such an action, all legal expenses (including court costs and attorneys’ fees) shall be borne by Licensee and Licensee shall be entitled to all amounts awarded by way of judgment, settlement, or compromise.

10.3

Licensee understands that Licensor has not conducted comprehensive patent searches in all of the countries in the Territory. Licensor and Licensee agree to work cooperatively regarding issues concerning patents and Proprietary Rights and similar matters and to exercise reasonable business judgment in carrying out the objects of this Agreement to avoid exposing either party to liability under patent or similar laws in any of the countries in the Territory. Each party represents and warrants that it is not aware of infringement or potential infringement issues that have not been communicated to the other in writing before execution of this Agreement.

11.

Term and Termination.

11.1

This Agreement will remain in effect unless terminated pursuant to Section 11.2.

11.2

Subject to Section 7.2, if a party materially breaches a material provision of this Agreement, the other party may terminate this Agreement upon 90 days’ written notice unless the breach is cured within the notice period.

11.3

In the event of any termination of this Agreement, the rights and licenses granted Licensee under this Agreement and Licensee’s obligation under Section 6 shall terminate and Licensor’s obligations to negotiate or provide goods, services, facilities, technology or information shall cease but all other provisions of this Agreement will continue in accordance with their terms (except that if the termination is on account of a breach by Licensor, the license granted Licensor in Section 5 shall also terminate, the license granted Licensee in Section 2 will continue for Technology, Products and Applications licensed as of the termination date and Section 6 will continue and the Agreement will not be considered terminated for purposes of Section 7 until Licensee’s royalty obligation terminates). Any licenses surviving termination may be terminated by the granting party in the same manner as provided in Section 11.2 if the other party materially breaches a material surviving provision of this Agreement. A sublicense will survive  termination and continue according to its terms provided that (i) it was properly granted, (ii) Licensor will have no obligation thereunder, (iii) all the restrictions and limitations of this Agreement shall apply to the sublicensees as though this Agreement continued in effect, (iv) Licensor shall receive all consideration due in connection with the sublicense and, in any event, the payments to Licensor based on the sublicense and activity thereunder shall be at least as great as they would have been had the Agreement remained in effect and such actions been taken by Licensee, (v) in addition to any termination rights under the sublicense agreement, Licensor shall be entitled to terminate such sublicense on the same basis as is provided herein for termination of this Agreement.

11.4

Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from or incident to any termination of this Agreement (or any part thereof) by such party which complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses.

11.5

Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

12.

INCIDENTAL AND CONSEQUENTIAL DAMAGES. EXCEPT FOR BODILY INJURY OF A PERSON, NEITHER PARTY WILL BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR

ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT.

13.

LIMITATION OF OBLIGATIONS AND LIABILITY. EXCEPT FOR BODILY INJURY OF A PERSON, LICENSOR WILL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES, TECHNOLOGY OR RIGHTS OR FOR ANY AMOUNTS AGGREGATING IN EXCESS OF AMOUNTS PAID TO IT HEREUNDER IN THE 12 MONTH PERIOD BEFORE THE CAUSE OF ACTION AROSE.

14.

Independent Contractors. The parties are independent contractors and not partners or joint venturers and neither has any right or authority to bind the other in any way.

15.

Assignment. The rights and obligations of the parties under this Agreement may not be assigned or transferred (and any attempt to do so will be void) except (i) rights to payment of money may be assigned, and (ii) this Agreement and the rights and obligations hereunder may be assigned to an acquiror of all or substantially all the assets, business or stock of a party.

16.

Arbitration

16.1

Any controversy or claim arising out of or relating to this Agreement is to be resolved by arbitration. The arbitration is to be administered by the International Commercial Arbitration Court (ICAC) under the International Property Protection Committee (ICCP).

16.2

The arbitration is to be held before a panel of three arbitrators, each of whom must be independent of the Parties. No later than fifteen (15) days receipt of notice from ICAC, the claimant and the respondent in the arbitration shall each select an arbitrator and the Chairman of the ICAC at the ICPP shall select a third neutral arbitrator who will act as the Chairman (umpire) of the panel. If a Party fails to appoint an arbitrator within fifteen (15) days of receipt of notice from ICAC, the other party may request the ICAC to appoint a neutral arbitrator in accordance with its rules to complete the panel. Before beginning the hearings, each arbitrator must provide an oath or undertaking of impartiality. The decision of a majority of the arbitrators shall the decision of panel. The decision of the panel shall be issued in writing and shall state the findings of fact and law made by the panel and signed by at least two members of the panel. The arbitration decision shall be final and binding on the Parties and participants in the arbitration.

16.3

The following limitations will apply to the arbitration:

(i)

Either Party may seek form any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party. By doing so, that party does not waive any right or remedy under this Agreement. The interim or provisional relief is to remain in effect until the arbitration award is rendered or the controversy is resolved. The Parties shall continue to perform their obligations under this Agreement during the pendency of any arbitration proceeding.

(ii)

The arbitrators are to have no authority to award punitive damages or other damages not measured by the prevailing Party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the provisions of this Agreement.

(iii)

The prevailing Party to in arbitration shall be entitled to recover costs of the arbitration, excluding attorney’s fees, from the non-prevailing Party.

16.4

Any arbitration proceeding under this Agreement must be commenced no later than one year after the controversy or claim arose. Failure to timely commence an arbitration proceeding constitutes both an absolute bar to the commencement of an arbitration proceeding with respect to the controversy or claim, and a waiver of the controversy or claim.

16.5

Choice of Law. The arbitrators are to interpret all controversies and claims arising under or related to this Agreement in accordance with the UNCITRAL rules.

16.6

Venue and Language. The arbitration is to be conducted in Larnaca, Cyprus. The arbitration case and proceedings shall be conducted in the English language.

16.7

Submission to Jurisdiction. Each Party shall submit to any court of competent jurisdiction for purposes of the enforcement of any award, order or judgment. Any award, order or judgment pursuant to arbitration is final and may be entered and enforced in any court of competent jurisdiction.

17.

Miscellaneous.

17.1

Amendment and Waiver—Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the parties.

17.2

Headings—Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

17.3

Notices— All notices or other information deemed required or necessary to be given to any of the parties shall be given in the English language at the following addresses or such other address as a Party shall provide by notice pursuant to this subsection:

Licensor:

TORtec Forschungsinstitut GmbH

Am Stausee 23,  4127 Birsfelden, Switzerland

IBAN: CH88 0844 0257 2402 5200 1

BIC: BCLRCHBB

Bank Cler AG

Attention:  Franc Smidt

Tel. +41 76 437 44 55   (CHE-315.964.049)

Licensee:

TORtec TITAN+

30 North Gould Street, Suite 2489

Sheridan, Wyoming 82801 Attention: Stephen H. Smoot

Email: utahinternational@gmail.com

17.4

Delivery of Notices – Notices sent in accordance with this Section 17.4 shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); when received, if sent by a U.S. nationally recognized overnight courier (receipt requested); on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

17.5

Entire Agreement—This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement and all past dealing or industry custom.

17.6

WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 4 AND 10, LICENSOR MAKES NO WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

17.7

Force Majeure—Neither party hereto shall be responsible for any failure to perform its obligations under this Agreement (other than obligations to pay money or obligations under Section 9 or 10) if such failure is caused by acts of God, war, strikes, revolutions, lack or failure of transportation facilities, laws or governmental regulations or other causes that are beyond the reasonable control of such party. Obligations hereunder, however, shall in no event be excused but shall be suspended only until the cessation of any cause of such failure. In the event that such force majeure should obstruct performance of this Agreement for more than six (6) months, the parties hereto shall consult with each other to determine whether this Agreement should be modified. The party facing an event of force majeure shall use commercially reasonable endeavors in order to remedy that situation as well as to minimize its effects. A case of force majeure shall be notified to the other party by telefax within five (5) days after its occurrence and shall be confirmed by a letter.

17.8

Export Control—Each party shall comply with all applicable export laws, restrictions, and regulations of any United States or foreign agency or authority and will not export or re- export, or authorize the export or re-export of any product, technology or information it obtains or learns pursuant to this Agreement (or any direct product thereof) in violation of any such laws, restrictions or regulations.

17.9

Severability—If any provision of this Agreement is held illegal, invalid or unenforceable by a court of competent jurisdiction, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

17.10

Basis of Bargain—Each party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each party under this Agreement and in the decision by each party to enter into this Agreement.

In Witness Whereof, the undersigned have caused this Agreement to be duly executed as of the date first above written.

LICENSEE:

TORtec TITAN+

By: Stephen H. Smoot, President

LICENSOR:

TORtec Forschungsinstitut GmbH

By: Franc Smidt, CEO & Director

APPENDIX (SPECIFICATIONS)

To the Contract No. T 1/19 dated to 2019-04-12

THE CONCEPT OF THE INVESTMENT PROJECT "TITAN +"

factory of micropowders of metals

INTRODUCTION

The production of micro- and nano powders is the most urgent problem of the modern technological order. The well-known and traditional ways of their industrial production have reached their limit, and in the last decade this industry has been trampled on the spot. Four years ago, a real breakthrough was the emergence  of a new non-mechanical way of disintegrating materials and special micromaners "Tornado”. This new technology developers of TORtec Group named “TOR-technologies”.

In the resonant-vortex shredder "Tornado", a new technology of non-contact grinding of materials is used, according to which the grinding processes are carried out due to air tornadoes, artificially created in a closed volume of the process chamber of the vortex shredder.

The "Tornado” equipment , created on the basis of technology of resonant-vortex grinding, allows to grind any material - from liquids, wheat grain to diamond. The effect of the destruction of materials of any hardness

It is caused by the creation in the vortex chopper of zones with a pressure gradient of up to hundreds of thousands of atmospheres, the emergence of a multistage resonance and the collision of particles. These phenomena are analogous to those that arise in the air of a tornado pillar created by nature. The second (resonance) grinding mechanism is associated with the generation in the shredder of wave oscillations with a range of frequencies from sonic to hypersonic (100 MHz and higher). In such a wide range of oscillations, for particles of material to be grinded of any size, there is a frequency equal to the resonant frequency of the particle. This mechanism is capable of grinding up to superfine fractions, measured in hundredths and thousandths of a micron (0.01-0.001 microns).

The third (impact) mechanism of material grinding is the mutual collision of particles. In resonant-vortex grinders, the impact of particles makes an insignificant contribution to the process of material destruction. In today's widely used torsion (jet) mills (for example, Japanese production), this mechanism is the mainly used, but it is inferior in efficiency and capabilities if compared to the “Tornado”.

We can use as an energy carrier (working medium of a shredder):

•

air supplied under pressure (compressor, turbine)

•

any inert gas fed under pressure, for example, argon

•

high-pressure steam (superheated steam)

•

energy gas produced by a free piston engine, supercritical carriers (fluids), for example, (CO2)

The production capacity of the micropowder plant on 4 lines is 2,000 tons of small-packaged products per year.

Products under the project "TITAN +" are in demand for powder metallurgy, for industrial 3D-

print (AM-technology), for the spraying of surfaces.

The use of powder metallurgy, its development is of great importance for the whole world. The advanced countries of the world, such as the USA, Germany and Japan, annually invest and expand this industry. The world market of powdered products is continuously growing. The average annual growth rate of its products in the next decade will be at the level of 12-14%.

Company's production of powders for traditional powder processes such as hot isostatic pressing (HIP), metal injection molding (MIM), powder sintering (PS) or metal additive manufacturing (AM)

ABOUT THE MANUFACTURING

1st line TORNADO - production of micropowders of metal ceramics, metal carbides and their solid solutions:

Examples of products:

·

Aluminum oxide ceramics based on Al2O3: armored ceramics, ceramic substrates, isolators of electron-optical converters, biocompatible implants (from 0.5 micron to 5 microns, price from 60, 150 euro / kg;

·

Zirconium ceramics based on ZrO2,,    biocompatible implants based on ZrO2-Y2O3, solid oxide fuel cells (SOFC), utilization of radioactive products, corundo-zirconium (KC) ceramics - metalworking, machine building

·

TiC + ZrC + diamond micropowders - mixes -metallo and optics processing, grinding pastes, circles, abrasive tools (for export 0.5-1 micron, cost from 430 euro / kg, planned production 10 tons / year)

·

compound Al2O3 - Cr2O3 with a chromium oxide content of up to 10%. Compared with electrocorundum, it has noticeable advantages: twice the thermal conductivity (47 W / (m · deg)) and higher chemical inertness to molten high-temperature alloys of the type ZhS-6U - for molds (constant demand for the production of GTE blades and so on analogues)

·

Abrasive microspark powders of carbide and titanium nitride, titanium and boron carbides, and composites with aluminum oxide (corundum)

·

Carborundum - silicon carbide SiC - an abrasive material, which is a chemical compound of silicon with carbon (SiC), hardness according to MEP - 9,1; microhardness is 3300-3600 kgf / mm2.

·

Boron carbide is produced with a content of total boron in carbide with a grain size of 16 not less than 72.5% granularity of 5-4 - 71.5%. boron is usually used in the form of a powder or pastes

·

Multicomponent complex mixtures of cermets

·

85% of chromium carbide and 15% of Ni-20Cr alloy

·

75% of chromium carbide and 25% of Ni-20Cr alloy

·

65% chromium carbide and 35% Ni-20Cr alloy - In plasma spraying, form dense, strong and hard layers (55-62 HRC), resistant to abrasion at 540-840 ° C. Matrices and stamps, valve seats, gas turbine seals, heat exchangers, turbomachines, etc.

·

85% chromium carbide and 15% conglomerated thermo-reactive Ni-Al powder and

·

70% chromium carbide and 30% conglomerated thermo-reactive powder Ni-Al - Coatings with high abrasion resistance for stainless and nickel alloys.

·

85% self-fluxing alloy Ni-17Cr-4Si-4B and 15% conglomerate thermo-reactive powder Ni-Al -

Resistant to wear and fretting corrosion coatings. Crankshafts, piston rings, steering bearings, brake drums, forks, gauges, seals, dies, etc.

·

hafnium-tantalum-carbon HF-Ta-C

-carbon-nitrogen HfN0.38C0.51

Powders for coatings are applied by plasma or flame spraying (fine fractions) and plasma surfacing (coarse fractions) to steel using acetylene, propane-butane, compressed air, and gas-dynamic methods. For example, the multifunctional coating nc-CrN / nc-AlN has a hardness of 3700 HV, the temperature resistance is up to 1150 0С,  the coefficient of friction for steel is 0.25. High structures also have structures of the type TiAlN/Si3 N4 , CrAlN/ Si3 N4 and others.

Production of micropowders for aviation, automotive, energy, etc.

DIN 1706	EN	UNI	US	FR	UK
AlSi12	EN AC-44200	---	413.2	A-S 13	LM6
AlSi10Сu	EN AC-43200	5074	361	A-S 9 G	---

AlSi10Mg	EN AC-43000	3051	A360.2	A-S 10 G	LM9
AlSi7Mg	EN AC-42100	8024	356.0 / A356.0	A-S 6 G 0,3	LM25
AlSi9Mg	EN AC-43300	3051	359.2	A-S10 G	LM9
AlZn10Si8Mg	EN AC-71000	3602	712.0	A-Z 5 GF	---

The 2nd line is TORNADO - oxides, intermetallic compounds and their mixtures (on argon).

EXAMPLES OF PRODUCTS

·

REM, all oxides, aluminum powder, bronze powder, tin, copper, tantalum, chrome, zinc, structural steels, vanadium pentoxide, ferromolybdenum, yttrium oxide, cobalt oxide, neodymium oxide, nickel oxide, lithium hydroxide, scandium oxide, niobium oxide , cerium oxide, antimony trioxide, germanium oxide, pigments, etc.

·

Ultra-dispersed and sub-micropowders: TiO2, ZrO2, Cr2O3, Fe2O3, Fe3O4, CoO, NiO, CuO,  ZrO2-Y2O3, BaTiO3, Li(Na)MO2, РЗЭ2Ti(Zr)2O, Y3Al3O12

·

Oxides as a modifier of resins, polyethylenes, increasing physical and chemical properties (nano-dimensionality and ultradispersed from 0.1 to 1 micron). (TiO2, ZrO2, Cr2O3, Fe2O3, Fe3O4, CoO, NiO, CuO, ZrO2-Y2O3, BaTiO3, Li(Na)MO2, РЗЭ2Ti(Zr)2O, Y3Al3O12. (от 130 евро/кг)

·

Mixtures of oxides for powder metallurgy - (dimension on the order from 1 to 25 microns)

The main share of submicron powders (1 μm -0.1 μm) and nanopowders (100 nm or less) is composed of metal oxides (≈80% of the world production of such powders), while technologically important oxides based on ZrO2 and ZnO are widely used. The high cost of these powders (the cost of NP ZnO, with a particle size of 100-30 nm ≈150 US dollars per 1 kg, and the cost of individual powders, for example, indium-tin oxide, reaches $ 1500 / kg) (source: HTTP://popnano.ru/ Analytics Nanopowders: a description of the world market / 28.07.2008)

·

obtaining powders for metallurgy and machine building. For example, ferroalloys can be produced without electric furnaces - in a cold way: the initial raw materials of components in the dispenser of the TORNADO unit are mixed in the right proportion - in one stage it disintegrates and mixes, then it is pressed into molds.

·

Intermetallides for contacts and their mixtures

According to Tornado technology, micropowder (0.5-1 micron) of fully stabilized zirconium dioxide 89% ZrO2 - 10% Sc2O3 - 1% CeO2 is produced for the production of ceramics for SOFC with further production of thin ceramic plates by additive technology or by sintering under a load of 100x100 mm and a thickness of less than 200 μm.

SrTi0.8Fe0.2O3 CaZr0.9Y0.1O3

Ni (Al) -Co catalysts made in the form of PCMCC (porous ceramic membrane-catalytic converters) for steam reforming of fermentation products of organic substances in the power plant with SOFC.

Nickel-cadmium - electrodes for batteries from micropowder mixture

Perspective of development: Fuel cell with structure NiO-YSZ anode + YSZ electrolyte (3 μm) + LSCF-CGO cathode.

At present, the standard SOFC anode based on solid electrolyte YSZ is cermet

Ni/YSZ. The cermet is Ni / ScSZ (ZrO2, stabilized with Sc2O3).

3rd line TORNADO - magnetic micro- and sub-micropowders:

Type	Name	Comments
Samarium-Cobalt powder composition	SmCo5, alloy 18, Micropowders	B(H)max =140 kJ/m3 (18 MGsOe), Br = 0.87T (8.7kGs), Hcb = 680 kA/m -
	Sm2Co17, alloy 24, Micropowders	B(H)max =190 kJ/m3 (24 MGsOe), Br = 1.0T (10.0kGs), Hcb = 740 kA/m -
	Sm2Co17, alloy 30, Micropowders	B(H)max =240 kJ/m3 (30 MGsOe), Br = 1.16T (11.6kGs), Hcb = 840 kA/m -
Aluminium-Nickel-Cobalt powder composition	AlNiCo, alloy 1, Micropowders	B(H)max =8.0 kJ/m3 (1 MGsOe), Br = 0.43T (4.3kGs), Hcb = 30 kA/m -
	AlNiCo, alloy 5, Micropowders	B(H)max =40.0 kJ/m3 (5 MGsOe), Br = 1.25T (12.5kGs), Hcb = 48 kA/m -
	AlNiCo, alloy 11, Micropowders	B(H)max =84.0 kJ/m3 (10.6 MGsOe), Br = 1.12T (11.2kGs), Hcb = 109 kA/m -
Neodymium-Iron-Boron powder composition	NdFeB alloy 30/100, Micropowders	B(H)max =239.0 kJ/m3 (30 MGsOe), Br = 1.14T (11.4kGs), Hcb = 820 kA/m, Max. temp. 100 °C
	NdFeB alloy 30/150, Micropowders	B(H)max =247.0 kJ/m3 (31 MGsOe), Br = 1.13T (11.3kGs), Hcb = 844 kA/m, Max. temp. 150 °C
	NdFeB, alloy 30/200, Micropowders	B(H)max =248.0 kJ/m3 (31 MGsOe), Br = 1.14T (11.4kGs), Hcb = 835 kA/m, Max. temp. 200 °C

4 th line TORNADO - nano structured powders, including carbon-based, new materials.

THE CONTENT IS CONFIDENTIAL

EXAMPLES OF THE ASSORTMENT OF FINISHED PRODUCTS:

EXHIBIT A APPLICATIONS

EXPLOITATION AND COMMERIALIZATION OF "TORNADO" UTILITY MODELS, SYSTEMS AND EQUIPMENT IN THE FOLLOWING APPLICATIONS:

•

FIELD OF DISINTEGRATION (MICRONIZATION) OF VARIOUS NON-MINERAL MATERIAL

•

PRODUCTION OF NON-MINERAL MICRO- AND NANO-STRUCTURED MICRO POWDERS OF METAL CERAMICS, CARBIDES, METAL OXIDES AND THEIR MIXTURES FOR POWDER, LASER AND PLASMA METALLURGY

•

RELATED DOCUMENTATION, DEVELOPMENT AND PRODUCTION OF UNIQUE INSTALLATIONS OF RESONANT GAS-DYNAMIC GRINDING OF DIFFERENT TYPES OF NON-MINERAL MATERIALS, UNITED UNDER A COMMON UNDERSTANDING "TORNADO"

•

THE TECHNOLOGIES FOR GRINDING NON-MINERAL MATERIALS, INCLUDING MULTI-COMPONENT AND VARIOUS-PHASE MATERIALS, THEIR FUNCTIONALIZATION AND MODIFICATION, THEIR MECHANICAL, MECHANOCHEMICAL ACTIVATION AND MECHANOSYNTHESIS

•

THE PRODUCTION OF DISPERSED NEW NON-MINERAL MATERIALS AND NON-MINERAL MATERIALS WITH NEW PROPERTIES.

•

ALL KNOW-HOW’S, TRADEMARKS,   DESIGN DEVELOPMENT AND TECHNICAL

KNOWLEDGE RELATING TO THE APPLICATIONS ABOVE

LICENSEE:

TORtec TITAN+

By: Stephen H. Smoot, President

LICENSOR:

TORtec Forschungsinstitut GmbH

By: Franc Smidt, CEO & Director

EXHIBIT B

LIST OF TECHNICAL INFORMATION TO BE PROVIDED BY LICENSOR

Product and Application Specifications Product Design Drawings

Marketing Materials Supply chain information

On-site Training and Consulting Plan and Schedule Annual inspections and technology exchange meetings

LICENSEE:

TORtec TITAN+

By: Stephen H. Smoot, President

LICENSOR:

TORtec Forschungsinstitut GmbH

By: Franc Smidt, CEO & Director

EXHIBIT C

PATENTS AND PATENT APPLICATIONS AND REGISTRATIONS

ICAC Decision: Case No.: ICAC-SRI/14/04

ICAC Extract No.: 01/17 from closed electronic registration of intellectual property and know-how of ICPP registry M/: Utility models and industrial designs of 01.24.2017

Patent UA No 46851 “Method of grinding material in the energy flow device for its implementation”.

Technology Descriptions, Products and Application Reports

Technology & Knowhow Based On The Patents Below (including but not limited to)

	Patent №	Patent name	Registration country	Validity date
1.	Patent № 10148 А	«The method of grinding material in energy flow at the vortex grinding device for its implementation»	UA	30.09. 1996
2.	Patent № 10149 А	The device for vortex grinding and mixing powders	UA	30.09. 1996
3.	Patent № 2100082	«The method of grinding material in energy flow at the vortex grinding device for its implementation»	RU	27.12. 1997
4.	Patent № 46851	«The method of grinding material in energy flow at the vortex grinding device for its implementation»	UA	17.06. 2002
5.	Patent № 51728	«The method of grinding material and device for its implementation “air millstone”»	UA	16.12. 2002
6.	Patent №53028	The method of grinding material and device for its implementation	UA	15.01. 2003
7.	Patent № 82050	Method for getting powder composition for coating	UA	11.03. 2008
8.	Patent № 100422	Cascade vortex mill	UA	25.12. 2012
9.	Patent № 100593	The method of purification of ethanol	UA	10.01. 2013
10.	Patent № 105219	Method for getting power fuel from inhomogeneous coal	UA	25.04.2014
11.	Patent № 1020040073116	The fluid energy mill crusher and the shredding method having multiple discharge outlets and vortex generators.	Republic of Korea	13/02/2003

LICENSEE:

TORtec TITAN+

By: Stephen H. Smoot, President

              LICENSOR:

TORtec Forschungsinstitut GmbH

By: Franc Smidt, CEO & Director